UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Washington Federal, Inc.

(Exact name of registrant as specified in its charter)

Washington	91-1661606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

425 Pike Street Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/40th Interest in a Share of 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-252519

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Depositary Shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of our 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (the “Series A Preferred Stock”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per share of Series A Preferred Stock), of Washington Federal, Inc. (the “Registrant”). For a description of the Depositary Shares to be registered hereunder and the underlying Series A Preferred Stock of the Registrant, reference is made to the information set forth under the headings “Description of Capital Stock” and “Description of Depositary Shares” in the Registrant’s Prospectus and under the headings “Description of the Series A Preferred Stock” and “Description of Depositary Shares” in the Registrant’s Prospectus Supplement, dated February 1, 2021, to the Prospectus, dated January 28, 2021, which constitutes a part of the Registrant’s Registration Statement on Form S-3 (File No. 333-252519), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Restated Articles of Incorporation of Washington Federal, Inc. (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q filed by Washington Federal on May 3, 2016).

3.2	Amended and Restated Bylaws of Washington Federal, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Washington Federal, Inc. on November 20, 2020).

3.3	Articles of Amendment, dated February 4, 2021, to the Company’s Restated Articles of Incorporation, including the Certificate of Designations of 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Washington Federal, Inc. on February 8, 2021).

4.1	Deposit Agreement, dated February 8, 2021, by and among Washington Federal, Inc. and American Stock Transfer & Trust Company, LLC, as Depositary, and the holders from time to time of the Depositary Receipts described therein (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Washington Federal, Inc. on February 8, 2021).

4.2	Form of Depositary Receipt (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed by Washington Federal, Inc. on February 8, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 9, 2021

Washington Federal, Inc.

By:	/s/ Vincent L. Beatty
Name: Vincent L. Beatty
Title: Executive Vice President and Chief Financial Officer